NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 03, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 23, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Tortoise Midstream Energy Fund, Inc and Tortoise Energy Infrastructure Corporation became effective before market open on December 23, 2024. Each share of Common Stock of Tortoise Midstream Energy Fund, Inc. was converted into a number of shares of common stock of the Acquiring Fund representing an aggregate net asset value equal to the aggregate net asset value of the Target Fund shares of common stock held immediately prior to the Merger. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 23, 2024.